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                                                                 Exhibit 10.25



[SYSTEMED LETTERHEAD]

August 1, 1995



Mr. Paul H. Hayase
[Home address deleted]

Dear Mr. Hayase:

I am pleased to formalize and present the following employment offer for the position of Vice President, General Counsel and Human Resources of Systemed Inc. reporting to the Senior Vice President of Finance and Administration and Chief Financial Officer as we have previously discussed:

Compensation:            -    Base Salary of $132,500 per year.

                         - Annual bonus equal to 20% of base salary upon the achievement of Company targets established by the Board of Directors and Management.

Stock Options:           -    A stock option grant for 85,000 shares of
                              Systemed Inc. common stock, vesting 25% on the first day of employment and 25% on each anniversary of such date.

Company Benefits:        -    Participation in all benefits currently available
                              to Systemed Inc. employees on the first day of employment, subject to eligibility requirements.

                         - Three weeks paid vacation after your first anniversary date.

Start Date:              -    Approximately, Monday, August 14, 1995.

Severance Package:       -    Should your position be eliminated,
                              responsibilities significantly reduced, or relocated outside of Southern California as a result of a change in control of the Company, you will be paid one year of severance pay which will be based upon your then current base salary.

Acquisition Protection:  -    Should Systemed be acquired at a price less than
                              $8.00 per share then you will receive a payment equal to the difference between the acquisition price per share and $8.00 multiplied by the number of unexercised and unexpired options from this initial grant.
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[SYSTEMED LETTERHEAD]

Mr.  Hayase
August 1, 1995
Page 2


It is the policy of the Company that your employment will be on an at will basis, and nothing contained herein should be construed as a contract of employment. If these terms are acceptable, please sign in the space provided below and return one copy of this letter to the undersigned.

As we discussed on the telephone today, I am truly excited about your decision to join the Company. I know that we will have an excellent working relationship.

Please do not hesitate to contact me if you should have any questions with respect to this offer.

Sincerely yours,

/s/ Ken

Kenneth J. Kay
Senior Vice President, Finance and Administration and Chief Financial Officer

/jag

cc:  Colleen Hulce

Agreed to and accepted by:    /s/ Paul H. Hayase
                            ---------------------------
                                  Paul H. Hayase

Date:  August 1, 1995